Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Corporation:	OMEGA THERAPEUTICS, INC.
Number of Shares:	350,000
Class of Stock:	Series A Preferred Stock
Initial Exercise Price:	$0.50 per share
Original Issue Date:	March 9, 2018
Restatement Date:	September 30, 2019
Expiration Date:	March 9, 2028

THIS AMENDED AND RESTATED WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, PACWEST BANCORP or its permitted assignee or transferee (“Holder”) is entitled to purchase up to the number of fully paid and nonassessable shares of Series A Preferred Stock (the “Shares”) of OMEGA THERAPEUTICS, INC., a Delaware corporation (the “Company”), at the initial exercise price per Share (the “Warrant Price”) as set forth above and as adjusted pursuant to the terms of this Amended and Restated Warrant (this “Warrant”), subject to the provisions and upon the terms and conditions set forth in this Warrant.

This Warrant amends and restates that certain Warrant to Purchase Stock, dated as of March 9, 2018 (the “Prior Warrant”), previously issued by the Company to Pacific Western Bank (the “Prior Holder”), which Prior Warrant was subsequently assigned and transferred by the Prior Holder to PacWest Bancorp. The Prior Warrant is hereby amended and restated in its entirety to read as set forth in this Warrant and shall no longer be of any force or effect.

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) (i) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus (ii) the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3. In connection with each such conversion, or other exercise of this Warrant pursuant to Section 1.1, Holder shall be deemed to have restated each of the representations and warranties in Section 3.5 of this Warrant as of the date thereof.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible, calculated on an as-converted basis) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price or converts this Warrant, the Company shall deliver to

Holder certificates for the Shares acquired or, if such Shares are not certificated, the Company shall reflect Holder’s ownership of such Shares by book entry in the Company’s books and records and, if this Warrant has not been fully exercised or converted and has not expired, the Company shall deliver to Holder a new warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of the Company.

1.6.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, exclusive license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company (other than a merger or consolidation effective exclusively to change the Company’s domicile) or any other transaction, in each case, where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction (other than a bona fide equity financing exclusively for capital raising purposes in which the Company sells and issues equity securities to institutional investors).

1.6.2 Exercise Upon Acquisition. Upon the closing of any Acquisition in which the consideration to be received by the Company’s stockholders consists of cash, marketable securities, or a combination of both cash and marketable securities, this Warrant shall be deemed to have been automatically converted pursuant to Section 1.2, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; provided, however, that if the fair market value of the Shares, as determined pursuant to Section 1.3, in connection with such Acquisition is less than the aggregate Warrant Price, then this Warrant shall terminate without exercise or conversion immediately prior, and subject, to the closing of such Acquisition.

1.6.3 Assumption of Warrant. Upon the closing of any Acquisition not referred to in Section 1.6.2, the successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid at the closing of such Acquisition for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant; provided, however, that if the fair market value of the Shares, as determined pursuant to Section 1.3, in connection with such Acquisition is less than the aggregate Warrant Price, then this Warrant shall terminate without exercise or conversion immediately prior, and subject, to the closing of such Acquisition.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, or any consolidation or merger of the Company with or into another entity, or any transfer of all or substantially all of the assets of the Company, as part of any such reclassification, exchange, substitution or other event, or any such consolidation, merger or sale, lawful provision shall be made so that the Holder thereafter shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event, or such consolidation, merger or sale. Such an event shall include, without limitation, any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time (the “Certificate of Incorporation”), upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant, in replacement hereof, for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events, or consolidations, mergers or sales.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased and the number of Shares issuable under this Warrant shall be proportionately decreased. If the outstanding Shares are subdivided, split or multiplied, by reclassification, a stock dividend resulting in the issuance of additional Shares or otherwise, into a greater number of Shares, the Warrant Price shall be proportionately decreased and the number of Shares issuable under this Warrant shall be proportionately increased.

2.4 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional share interest by paying Holder, at Holder’s request, an amount computed by multiplying the fractional interest by the fair market value of a full Share, as determined by the Company’s Board of Directors.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY AND HOLDER

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows as of the Restatement Date:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the lowest price per share at which the Company has sold any share of Series A Preferred Stock as of the Restatement Date.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, in accordance with the Certificate of Incorporation, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table delivered to Holder is true and complete as of the Restatement Date.

3.2 Notice of Certain Events. The Company shall provide Holder with not less than 5 days prior written notice of, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights (other than pursuant to contractual preemptive or other participation rights held by certain of the Company’s stockholders); (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

3.3 Information Rights. Prior to the initial public offering of the Company’s common stock, and for so long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing, provided that if any audit requirement pursuant to the IRA (as defined below) is waived pursuant to the terms of the IRA, the Company shall provide annual Company prepared financial statements as and when delivered to stockholders party to the IRA, and (b) if required to provide to any or all stockholders of the Company under that certain Investors’ Rights Agreement among the Company and the other parties thereto dated as of August 4, 2017, as may be amended from time to time (the “IRA”), with respect to the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements, in each case, at the same time as the Company delivers the same to the stockholders of the Company; provided, however, the Company shall not be required to provide the foregoing so long as the Loan and Security Agreement dated March 9, 2018 between the Company and Pacific Western Bank (as amended, restated, supplemented or otherwise modified from time to time) is in effect and the Company may cease providing the information set forth in this Section 3.3 during any period that it ceases providing similar information to its Major Investors (as defined in the IRA) pursuant to the terms of the IRA. The information rights set forth in this Section 3.3 shall terminate and be of no further force and effect upon the earliest of (a) the closing of the Company’s initial public offering of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (b) the consummation of a Deemed Liquidation Event (as defined in the Certificate of Incorporation) or (c) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

3.4 Registration Under Securities Act of 1933, as amended. The Company agrees that, upon exercise or conversion of this Warrant, the shares of common stock issuable upon conversion of the Shares shall be deemed “Registrable Securities” and, solely for purposes of Sections 2 and 6 of the IRA, Holder shall be a “Holder”, each as defined in the IRA, and hereby agrees to be bound by the IRA.

3.5 Holder Investment Representations. Holder makes the representations to the Company set forth in Exhibit A hereof in connection with the issuance of this Warrant and the Shares (collectively, the “Securities”).

3.6 Market Stand-off. Holder agrees that it shall be subject to the Market Stand-off provisions in Section 2.11 of the IRA or similar lock up provisions in the IRA.

3.7 Company Agreements. If upon exercise or conversion of this Warrant (other than in connection with an Acquisition or an initial public offering of the Company’s common stock) Holder continues to hold the Shares, upon the request of the Company, Holder shall execute a counterpart signature page to the investor and stockholder agreements governing the rights and obligations with respect to the Company’s Series A Preferred Stock.

ARTICLE 4

MISCELLANEOUS

4.1 Integration. This Warrant amends and restates, in its entirety, the Prior Warrant and constitutes the entire understanding between the Company and the Holder with respect to this Warrant, the Prior Warrant and the Shares.

4.2 Term: Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this Warrant has not been exercised prior to the Expiration Date, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.3 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted or notated with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4.4 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise or conversion of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee and compliance with the terms of this Warrant and Section 2 of the IRA. The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.5 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise or conversion of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). No surrender or reissuance shall be required for the transfer to an affiliate of Holder. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and Holders hereof and their respective permitted successors and assigns. As of the Restatement Date, neither the Holder nor anyone else has made or executed any assignment, power of attorney, or other assignments or authorization respecting the same that is now outstanding and still in force as to this Warrant, and no person, firm, corporation or other entity has, or had asserted, any right, title, claim, equity, or interest in, to, or respecting such Warrant; and the Holder has not at any time executed any agreement or other document pursuant to which the Holder purported to transfer any right, title, claim, equity or interest in such Warrant, and the Holder is not bound by any agreement to do any of the foregoing.

4.6 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

All notices to the Holder shall be addressed as follows:

PacWest Bancorp

Attn: Warrant Administrator

406 Blackwell Street, Suite 240

Durham, NC 27701

All notices to the Company shall be addressed as follows:

Omega Therapeutics, Inc.

Attn: President

c/o Flagship Pioneering

55 Cambridge Parkway, Suite 800E

Cambridge, MA 02142

Email: legalnotices@flagshippioneering.com

4.7 Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment change, waiver, discharge or termination is sought.

4.8 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law that would result in the application of the laws of any other jurisdiction.

4.10 WAIVER OF JURY TRIAL. HOLDER AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, HOLDER AND THE COMPANY WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

4.11 Counterparts. This Warrant may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Warrant to Purchase Stock as of the date set forth above.

OMEGA THERAPEUTICS, INC.

By:	/s/ Mahesh Karande

Name:	Mahesh Karande

Title:	President & CEO

Acknowledged and agreed:

PACWEST BANCORP

By:	/s/ Jeff Krumpoch

Name:	Jeff Krumpoch

Title:	SVP/ Corporate Controller

[Signature Page to Amended and Restated Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                      shares of the                      stock of OMEGA THERAPEUTICS, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to                      of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Holder’s Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws. In support thereof, the undersigned hereby represents and warrants to the Company that the representations and warranties set forth in Exhibit A of the warrant are true and correct as of the date of exercise as to the undersigned.

4. The undersigned acknowledges that it has reviewed the market stand-off provisions set forth in Section 2.11 of the IRA or similar lock up provisions in the IRA and agrees to be bound by such provisions.

PACWEST BANCORP or Registered Assignee

(Signature)

(Date)

EXHIBIT A

INVESTMENT REPRESENTATIONS

a)

Holder is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Holder is purchasing the Securities for its own account for investment purposes only, not as a nominee or agent, and not with a view towards, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”). Holder has such knowledge and experience in financial business matters and Holder is capable of evaluating the merits and risks of the purchase of the Securities and of protecting its interests in connection therewith.

b)

Holder understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.

c)

Holder further understands that the Securities must be held indefinitely, and Holder must therefore bear the economic risk therewith, unless the Securities are subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, Holder understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required.

d)

Holder is familiar with the provisions of Rule 144, promulgated pursuant to the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions.

e)

The Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things, the existence of a public market for the Securities, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sales being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of securities being sold during any three-month period not exceeding specified limitations.

f)

Holder further understands that in the event that all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required.

g)	Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.